Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Small Cap Value Fund, Inc.

We have examined management's assertion about Small Cap Value Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the
"Act") as of May 31, 2010 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the
Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of
Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstance. Included among our procedures were the following tests performed as of May 31, 2010, and with respect to agreement of security purchases and sales, for the period from January
1, 2010 through May 31, 2010.

*	Confirmation of all securities held by Charles Schwab & Co.
 in book entry form;

*	Reconciliation of all such securities to the books and records of the Fund and Charles Schwab &
Co.;

*	Agreement of five security purchases and five security sales from January 1, 2010 to May 31,
2010 from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Small Cap Value Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment
 Company Act of 1940 as of May
31, 2010 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Small
Cap Value Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

PMB Helin Donovan, LLP


Dallas, TX
July 16, 2010